Exhibit to Form 12b-25
                          as Required by Rule 12b-25(c)


         As the independent auditors for ITEX Corporation, the undersigned state that, due to the very recent appointment (September 11, 1998) of Ehrhardt Keefe Steiner & Hottman PC as the certifying auditors for the financial statements of ITEX Corporation, the undersigned have been unable to complete the audit of the financial statements of ITEX Corporation for the fiscal year ended July 31, 1998 and the report of the undersigned with respect to such financial statements is not available on the date the Form 10-K of ITEX Corporation must be filed, October 29, 1998.

         DATED this 29th day of October, 1998.


/s/EHRHARDT KEEFE STEINER & HOTTMAN, PC

EHRHARDT KEEFE STEINER & HOTTMAN, PC